UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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USA TRUCK INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2022

Fellow Stockholders,

Our upcoming Annual Stockholder Meeting will be held at 7240 North Interstate 35E, Waxahachie, Texas 75165 on Wednesday, May 18, 2022 at 9:00 a.m. CDT.

We are asking you to vote FOR Proposal 4 in our Proxy Statement filed with the Securities and Exchange Commission on April 11, 2022 (the “Proxy Statement”). Proposal 4 is for the approval of the Third Amendment to the USA Truck Inc. 2014 Omnibus Incentive Plan (the “Third Amendment to the Incentive Plan”). Equity compensation is critical for the Company to attract, motivate and retain qualified executive officers and other key management through competitive compensation packages, and it aligns our executives’, other management’s, and stockholders’ short- and long-term interests by creating a strong and direct link between executive and management pay and stockholder return.

Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”) have issued unfavorable recommendations on Proposal 4. In response to ISS’ and GL’s concerns, our Executive Compensation Committee has revised the Third Amendment to the Incentive Plan, as follows:

●
Reducing the number of additional shares requested from 500,000 to 250,000, which would result in approximately 428,000 shares being currently available for future awards following approval of Proposal 4;
●
Clarifying the minimum vesting language in the Incentive Plan to conform with the practice of the Executive Compensation Committee and existing Award agreements requiring that any Award will not vest in a period of less than twelve (12) months from the Grant Date of such Award; and
●
Conforming the Incentive Plan language to the practice of the Executive Compensation Committee and existing change-in-control agreements by adding a double-trigger vesting requirement upon a change-in-control to the Incentive Plan.

Further information about the actions we have taken can be found in the attached materials.

The Board believes that retaining and motivating James D. Reed, our President and Chief Executive Officer, Zachary B. King, Executive Vice President and Chief Financial Officer, and Timothy W. Guin, our Executive Vice President and Chief Commercial Officer (collectively, the “Senior Executive Team”) and the leadership team represents the best opportunity for the Company to continue realizing the business improvements necessary to achieve industry leading performance and value creation for stockholders. It is the Executive Compensation Committee’s belief that tying the long-term personal financial interests of the Senior Executive Team and the leadership team to the Company through deeper equity participation is in the best interest of all stockholders. In addition to shares needed for equity awards to our current executive and management team, we anticipate requiring shares to enable us to recruit new management personnel, particularly as we grow our asset-light operations.

The Incentive Plan (as amended by the Third Amendment to the Incentive Plan) and our governance and compensation policies contain a number of provisions designed to protect stockholder interests:

●
prohibition of vesting periods of less than twelve months;
●
double trigger change-in-control provisions upon consummation of a change-in-control included in the Incentive Plan;

●
prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations;
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prohibition of the repricing of stock options without stockholder approval;
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prohibition of the issuance of stock options with an exercise price less than the fair market value of the Common stock on the grant date;
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limiting the maximum term of a stock option to ten years;
●
prohibition of tax gross-ups of any kind and payment of dividends on unvested Awards;
●
administration of the Incentive Plan by the Executive Compensation Committee, which is comprised entirely of independent directors;
●
Awards to Participants are subject to limits as to the number of shares or cash received;
●
Proxy Access;
●
Clawback Policy; and
●
Stock Ownership and Anti-Hedging and Pledging Policy.

For the reasons we have stated above, we strongly believe that the Third Amendment to the Incentive Plan is in the best interests of our stockholders and we respectfully ask for your vote FOR Proposal 4.

Sincerely,

James D. Reed President and Chief Executive Officer	Alexander D. Greene Chairperson of the Board	M. Susan Chambers Chairperson of the Executive Compensation Committee

2022 ANNUAL
PROXY STATEMENT SUPPLEMENT

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 4 – APPROVAL OF THE THIRD AMENDMENT TO THE INCENTIVE PLAN

As described in Proposal 4 of the Proxy Statement for the 2022 Annual Meeting of Stockholders of USA Truck, Inc. (the “Company”), we are requesting that stockholders approve the Third Amendment to the 2014 Omnibus Incentive Plan (the “Third Amendment to the Incentive Plan”). After furnishing the Proxy Statement to our stockholders, we were informed by Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”) that Proposal 4 received an unfavorable recommendation as determined by ISS and GL. In response, our Executive Compensation Committee has revised the Third Amendment to the Incentive Plan, as follows:

●	Reducing the number of additional shares requested from 500,000 to 250,000, which would result in approximately 428,000 shares being currently available for future awards following approval of Proposal 4;
●	Clarifying the minimum vesting language in the Incentive Plan to conform with the practice of the Executive Compensation Committee and existing Award agreements requiring that any Award will not vest in a period of less than twelve (12) months from the Grant Date of such Award; and
●	Conforming the Incentive Plan language to the practice of the Executive Compensation Committee and existing change-in-control agreements by adding a double-trigger vesting requirement upon a change-in-control to the Incentive Plan.

ISS and GL issued their recommendations in part because ISS and GL found the cost of the Third Amendment to the Incentive Plan was excessive.  While we recognize that equity awards can be dilutive to existing stockholders, equity compensation is critical for the Company to attract, motivate and retain qualified executive officers and other key management through competitive compensation packages, and it aligns our executives’, other management’s, and stockholders’ short- and long-term interests by creating a strong and direct link between executive and management pay and stockholder return. The Board believes the shares remaining under the Incentive Plan are insufficient to fulfill the Company’s objectives.  If stockholders do not approve the Third Amendment to the Incentive Plan, the Company will have approximately 178,000 remaining shares under the Incentive Plan for future awards and may need to resort to greater cash compensation to remain competitive.

Provisions Designed to Protect Stockholders

The Incentive Plan (as amended by the Third Amendment to the Incentive Plan) and our governance and compensation policies contain a number of provisions designed to protect stockholder interests:

●	prohibition of vesting periods of less than twelve months;
●	double trigger change-in-control provisions upon consummation of a change-in-control included in the Incentive Plan;
●	prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations;
●	prohibition of the repricing of stock options without stockholder approval;
●	prohibition of the issuance of stock options with an exercise price less than the fair market value of the Common stock on the grant date;
●	limiting the maximum term of a stock option to ten years;
●	prohibition of tax gross-ups of any kind and payment of dividends on unvested Awards;

1	USA Truck

●	administration of the Incentive Plan by the Executive Compensation Committee, which is comprised entirely of independent directors;
●	Awards to Participants are subject to limits as to the number of shares or cash received;
●	our Proxy Access allows eligible stockholders with an ownership threshold of 3% (in the aggregate, with an unlimited number of other stockholders) who have held their shares for at least three years and who otherwise meet the requirements set forth in our bylaws to have their nominees consisting of the greater of 25% or two nominees of our Board included in our proxy materials;
●	our Clawback Policy, which allows us to recoup incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to an employee following a material financial restatement or the imposition of a material financial penalty, subject to certain limitations, as further provided in our Clawback Policy; and
●	our Stock Ownership and Anti-Hedging and Pledging Policy, which, among other things, (i) requires our executive officers and non-employee directors to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary or cash retainer for Board service, as applicable, (ii) requires such individuals to retain post-tax shares from each award on exercise, vesting or earn-out, until such individual complies with the stock ownership levels required by the Stock Ownership and Anti-Hedging and Pledging Policy and (iii) prohibits hedging transactions in our Common stock and pledging our Common stock as collateral for loans or purchasing our Common stock on margin, all as further provided in our Stock Ownership and Anti-Hedging and Pledging Policy.

The Third Amendment to the Incentive Plan, as revised as set forth herein, is attached as Appendix A to this Proxy Statement Supplement.  You are urged to read the actual text of the Incentive Plan and the Third Amendment to the Incentive Plan in their entirety. Except as set forth herein, there are no changes to Proposal 4.

Vote Required

Approval of Proposal 4 requires the affirmative vote of a majority of votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE THIRD AMENDMENT TO THE INCENTIVE PLAN.

All duly submitted and unrevoked proxies will be voted “FOR” Proposal 4, unless otherwise instructed.

2022 ANNUAL
PROXY STATEMENT SUPPLEMENT

Additional Information

If you have already returned your proxy card or voted over the internet, you do not need to vote again unless you wish to change your vote. If you previously submitted your proxy and voted “Against” Proposal 4, we would encourage you to reconsider you vote in light of the changes we have made to Proposal 4 described herein. Instructions on how to change your vote are provided below.  Your vote will be tabulated as you instructed. If you have not yet voted, please do so as soon as possible by following the instructions set forth in the Proxy Statement. If you have already returned your proxy card or already voted over the internet and wish to change your vote in view of the supplemental information contained herein, you may do so by following the instructions below. You may vote on all the proposals by submitting a proxy card or submitting a proxy via the internet following the procedures previously sent to you. Votes already cast by stockholders will remain valid and will be voted at the 2022 Annual Meeting unless changed or revoked.

How do I vote on Proposal 4 if I have not yet voted?

For Proposal 4, you may vote “FOR” or “AGAINST”, or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: If you are a stockholder of record, you may vote by one of three methods:

•	mailing your proxy card per the specific instructions on the proxy card;
•	using the internet per the specific instructions on the proxy card; or
•	in person at the 2022 Annual Meeting.

Whether or not you plan to attend the 2022 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the 2022 Annual Meeting and vote at the meeting if you have already voted by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

How do I change my vote on Proposal 4 if I have already submitted my proxy?

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the 2022 Annual Meeting.  A proxy may be revoked by one of three methods:

•	delivering written notice of revocation to Charles Lane, Secretary of the Company, at 3200 Industrial Park Road, Van Buren, Arkansas 72956;
•	executing and delivering to the Company a later proxy; or
•	voting the shares in person at the 2022 Annual Meeting (simply attending the 2022 Annual Meeting will not, by itself, revoke your proxy).

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Only stockholders of record at the close of business on the record date, March 25, 2022, are entitled to vote the shares for which they are stockholders of record on that date at the 2022 Annual Meeting, or any adjournments thereof.

Our Proxy Statement, including these additional proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, are available at https://investor.usa-truck.com/financials/sec-filings/.

3	USA Truck

APPENDIX A

THIRD AMENDMENT

TO THE

USA TRUCK, INC.

2014 OMNIBUS INCENTIVE PLAN

This Amendment (the "Third Amendment") to the USA Truck, Inc. 2014 Omnibus Incentive Plan, as amended by the First Amendment and Second Amendment (the "Plan") is made and adopted by USA Truck, Inc. (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Plan, as amended.

WHEREAS, the Company has adopted the Plan for the benefit of employees, directors, and other eligible participants;

WHEREAS, the Plan is administered by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee");

WHEREAS, Section 16.4 of the Plan provides that the Committee may amend the Plan from time to time, subject to the approval of the Company's stockholders as required under applicable laws or regulations;

WHEREAS, the number of shares of Common Stock of the Company available for issuance under the Plan is no longer sufficient to fulfill the objectives of the Plan;

WHEREAS, in response to feedback from certain stockholder advisory groups, the Committee has revised this Third Amendment and this Third Amendment replaces the draft that was included as Appendix A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 11, 2022; and

WHEREAS, the Committee desires to further amend the Plan through this Third Amendment to increase by 250,000 the number of shares available for issuance pursuant to the Plan and make other miscellaneous, administrative and conforming changes as are necessary.

RESOLVED, that the Committee hereby amends the Plan as follows, with deletions shown as bold strikethroughs and additions shown as bold underlines:

1.  Section 1.2 of the Plan is hereby amended in its entirety as follows:

Section 1.2.Term.  The Plan was initially adopted by the Board of Directors on February 25, 2014, and became effective on May 23, 2014, the date of the approval by the Company's stockholders. In March of 2017 the Committee approved the First Amendment to the Plan (the “First Amendment”) and on May 10, 2017, the date of approval by the Company’s stockholders, the First Amendment was effective. In March of 2019 the Committee approved the Second Amendment to the Plan (the “Second Amendment”)~~.~~ and on May 8, 2019, the date of approval by the Company’s stockholders, the Second Amendment was effective. In May of 2022 the Committee approved the Third Amendment to the Plan (the “Third Amendment”). This ~~Second~~Third Amendment will become effective upon the date of approval by the Company’s stockholders at the ~~2019~~2022 Annual Meeting of Stockholders (the “~~Second~~Third Amendment Effective Date”). If stockholder approval of this amendment is not obtained at the ~~2019~~2022  Annual Meeting of Stockholders, the Plan, as amended by the First Amendment and Second Amendment, will remain in full force and effect.

2.  Section 2.1 of the Plan is hereby amended to add the following defined terms in alphabetical order and amend the definition of “Term” in its entirety as follows:

"Cause" for termination by the Company of any Participant’s employment or service shall mean (i) failure by Participant to perform the essential functions of Participant’s position with the Company, other than any failure resulting from Participant’s incapacity due to physical or mental disability; (ii) failure to comply with any lawful directive by the Board; (iii) a material violation by Participant of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company; (iv) a breach of any fiduciary duty to the Company; (v) misconduct in the course and scope of employment by Participant that is injurious to the Company, from a monetary or reputational standpoint; (vi) any attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or any of its subsidiaries and in which the Company or any of its subsidiaries has an interest or any other act of fraud or embezzlement against the Company, any of its subsidiaries or any of its customers or suppliers; (vii) a breach by Participant of any restrictive covenant applicable to Participant with respect to the Company, including without limitation, any non-solicitation, non-competition, non-disparagement, or confidentiality provisions; (viii) the repeated use of alcohol by Participant that interferes with Participant’s duties, the use of illegal drugs by Participant, or a violation by Participant of the drug and/or alcohol policies of the Company; (ix) violation of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation; or (x) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.  With respect to subsections (i), (ii) and (iii) of this definition of Cause, Participant shall be notified in writing (including via email) of any alleged failure, breach or violation, such notice shall specify in reasonable detail the facts and circumstances claimed to constitute Cause under subsections (i), (ii) or (iii) of this definition of Cause, as applicable, and Participants shall be given at least fifteen (15) calendar days to remedy or cure any failure, breach or violation.  The Board’s determination of “Cause” must be made in good faith and will be binding on Participant.

"Change In Control" means shall mean the occurrence of any of the following after the Third Amendment Effective Date:

(i) Any “Person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its own securities); or

(ii) The consummation of any merger or other business combination of the Company, a sale of more than 50% of the Company’s assets, the liquidation or dissolution of the Company or any combination of one or more of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own more than 50% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(iii) Within any twenty-four (24)-month period, the individuals who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease

(for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, including any Surviving Entity.  For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a Person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change In Control or expressed an intention to cause such a Change In Control).

Notwithstanding the foregoing, except as otherwise provided in an Award Notice, a Change in Control shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code, unless the Change in Control constitutes a "change in control event" as defined in Section 409A of the Code.

"Constructive Termination" mean the occurrence of any of the following, without Participant’s express written consent, at any time within twelve (12) months following a Change In Control:

(i) material diminution in the overall scope of Participant’s duties, authorities and responsibilities from those held by Participant immediately prior to the time of a Change In Control;

(ii) geographic relocation of Participant’s assigned principal business location to a location greater than forty (40) miles from the place of Participant’s principal business location immediately prior to the time of a Change In Control; or

(iii) diminution by ten percent (10%) or more of Participant’s annual base salary or target bonus in effect immediately prior to the time of a Change In Control.

"Term" means the term during which new Awards may be granted under the Plan, which shall be, (i) if stockholder approval of this ~~Second~~Third Amendment is obtained at the ~~2019~~2022 Annual Meeting of Stockholders, the ~~date of such approval,~~Third Amendment Effective Date until the Plan expires on ~~May 8, 2029~~May 18, 2032, or (ii) if stockholder approval of this ~~Second~~Third Amendment is not obtained at the ~~2019~~2022 Annual Meeting of Stockholders, ~~May 23, 2014~~ May 8, 2019 until the Plan expires on ~~May 23, 2024~~May 8, 2029.

3.  Section 6.1 of the Plan is hereby amended in its entirety as follows:

Section 6.1.Available Shares.  The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan from and after the ~~Second~~Third Amendment Effective Date (including incentive stock options) until the end of the Plan's Term shall not exceed ~~500,000~~250,000 shares plus such of the ~~1,000,000~~1,500,000 shares previously reserved as become available for grant pursuant to the terms of the Plan (the "Share Reserve").  The Share Reserve shall be subject to adjustment as provided in Section 6.2.  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock (collectively, "Terminated Shares") shall be available again for grant under the Plan to the extent such Terminated Shares relate to Awards granted on or after the Plan effective date.  Notwithstanding anything contained in this Plan to the contrary, the following shares shall not become available for issuance under the Plan: (a) shares tendered by Participants as full or partial payment to the Company upon exercise of stock options granted under this Plan; (b) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (c) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of stock options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan; (d) shares that were reserved for issuance under the Predecessor Plan; and (e) shares that are related to Awards granted under the Predecessor Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock.  The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.  For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

4.  Section 6.4 of the Plan is hereby amended in its entirety as follows:

Section 6.4.Vesting.  Notwithstanding any provision contained in the Plan to the contrary, any Award granted on or after the Third Amendment Effective Date ~~subject to vesting over a period of time~~ shall not vest in period of less than twelve (12) months from the Grant Date of such Award.

5.  Section 16.4 of the Plan is hereby amended in its entirety as follows:

Section 16.4.Amendment/Termination.  The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice.  In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, without limitation, the listing requirements of the principal national securities exchange on which the Common Stock is then listed or admitted to trading. Notwithstanding the foregoing, without the consent of a Participant (except as otherwise provided in Section 6.2), no amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.  No Awards shall be granted under the Plan after ~~May 8, 2029~~May 18, 2032, but Awards theretofore granted may extend beyond that date.

6.  Section 16.11 is hereby added to the Plan, immediately following Section 16.10:

Section 16.11Effect of Change In Control.  Subject to the terms and conditions provided in an Award Notice and other provisions of the Plan, the following provisions shall apply in the event of a Change In Control:

(a)          To the extent the successor company (or a subsidiary or parent thereof) assumes the Award, with appropriate adjustments pursuant to Section 6.2 to preserve the value of the Award, or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting terms will continue to apply;

(b)          To the extent (x) the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for an Award on substantially the same terms and conditions or (y) the successor company (or a subsidiary or parent thereof) assumes the Award and the Participant’s employment or service is terminated without Cause between execution of a definitive agreement in contemplation of a Change In Control and continuing through twelve (12) months following a Change In Control or such Participant is subject to a Constructive Termination between execution of a definitive agreement in contemplation of a Change In Control and continuing through twelve (12) months following a Change In Control:

(i)          any and all stock options and SARs outstanding as of the Change In Control shall become immediately exercisable, and shall remain exercisable until the earlier of the expiration of their term or the second (2nd) anniversary of the Participant’s termination of employment or service with the Company;

(ii)          any restrictions imposed on Stock Awards and Restricted Stock Unit Awards outstanding as of the Change In Control shall lapse;

(iii)          the Performance Criteria and Performance Goals with respect to all Performance Awards and performance units and other performance-based Awards granted pursuant to Articles VII and XII outstanding as of the Change In Control shall be deemed to have been attained at the specified target level of performance, or if no target level is specified, at full performance, and within the applicable Performance Period(s); and

(iv)          the vesting of all Awards denominated in Common Stock outstanding as of the Change In Control shall be accelerated.

7.  Except as expressly amended hereby, all provisions of the Plan shall remain unmodified and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

8.  This Third Amendment shall be and hereby is incorporated in and forms a part of the Plan.

9.  This Third Amendment is contingent upon and shall have no force or effect until such time as it is approved by the stockholders of the Company.